Exhibit 99.1

RESTRICTED STOCK UNIT Award AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of February 16, 2022 (the “Grant Date”), between Vislink Technologies, Inc., a Delaware corporation (the “Company”), and Carlton Miller (“Grantee”).

WHEREAS, the Grantee is an employee of the Company; and

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has awarded to the Grantee 2,066,152 restricted stock units (the “RSUs”), subject to the terms and conditions of this Agreement and the Company’s amended 2013 Long-Term Stock Incentive Plan (the “Plan”).

NOW, THEREFORE, pursuant to, and subject to the terms and conditions of, this Agreement and the Plan, the Company, shall issue the number of shares of its Common Stock, par value $0.00001 (“Common Stock”), of the Company in settlement of the RSUs that vest in accordance with this Agreement.

1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan.

2. Nontransferability and Restrictions on Transfer of Shares. Neither the RSUs nor the right to receive any shares of Common Stock that may be issued upon settlement of the RSUs may be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”) by the Grantee, except to the Company, unless and until the RSUs vest and shares of Common Stock are issued in settlement of such RSUs as provided in Section 4 hereof. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in the RSUs or any shares of Common Stock issuable hereunder.

3. Vesting and Forfeiture. The vesting dates (each, a “Vesting Date”) and aggregate number of shares of Common Stock that may be issued to the Grantee in settlement of the RSUs (“Total Number of Shares”) shall be as set forth in Annex A hereto, provided that the Grantee remains in continuous service as an employee of the Company through the applicable Vesting Date. If the Grantee ceases to be an employee of the Company prior to any Vesting Date, the remaining portion of the Total Number of Shares that is unvested shall be forfeited.

4. Issuance and Settlement. On or as soon as practicable after December 1 of each calendar year (the “Settlement Date”) but no later than the 15th day of the third month following the end of such year, the Company shall issue to the Grantee the portion of Total Number of Shares of Common Stock that shall have vested by the Settlement Date during such calendar year; provided, however, that such shares shall not be issued within any black-out period (as determined in the Company’s Insider Trading Policy) applicable to the Grantee. If a black-out is in effect on the Settlement Date, such shares of Common Stock will be issued on the first business day following the expiration of such black-out period but not later than the 15th day of the third month following the end of the calendar year that includes the Settlement Date.

5. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws, provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if such issuance or release would result in a violation of any such law.

6. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Restricted Shares or other securities pursuant to this Agreement, including any employment taxes (collectively, the “Tax Withholding Obligation”), and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless Grantee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to withhold on Grantee’s behalf the number of shares of Common Stock from those shares issuable to Grantee under this Agreement as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. The shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the market value (determined with reference to the then current price of the Company’s Common Stock as quoted on The Nasdaq Capital Market or any successor principal public market or exchange on which the Common Stock is listed or quoted for trading) as of the date on which shares of Common Stock are issued in settlement of the RSUs.

7. Conformity with Plan. The Agreement and the shares of Common Stock issuable pursuant to this Agreement are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of this Agreement. By executing this Agreement, the Grantee acknowledges and agrees to be bound by all of the terms of this Agreement and the Plan.

8. Amendments. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Grantee.

9. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

10. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

11. Notices. Any notice to the Company provided for herein shall be in writing to the attention of the Secretary of the Company at 101 Bilby Road, Suite 15, Building. 2, and any notice to the Grantee shall be addressed to the Grantee at his address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.

12. Governing Law. The laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance and enforcement of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement is effective as of the date set forth above.

Vislink Technologies, Inc.

	By:	/s/ Michael Bond
	Name:	Michael Bond
	Title:	CFO

ACKNOWLEDGED AND AGREED:

/s/ Carleton Miller
Carleton Miller

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Annex A

Time-Based RSUs: 258,269 RSUs shall vest on February 16, 2023, and 774,807 RSUs shall vest in substantially equal monthly increments over the 36-month period thereafter, provided that the Grantee remains in continuous employment with the Corporation on each applicable vesting date.

Performance-Based RSUs: Subject to adjustment as set forth below, 1,033,076 RSUs will vest in three (3) equal tranches upon attainment of the following applicable performance conditions for each tranche; provided that the Grantee remains in continuous employment with the Corporation through the date on which the Compensation Committee certifies that the revenue targets below have been attained:

Tranche 1: 344,358.667 RSUs will vest upon the Corporation’s attainment, on or before December 31, 2026, of revenue of more than $35,575,000 accumulated over four consecutive fiscal quarters.

Tranche 2: 344,358.667 RSUs will vest upon the Corporation’s attainment, on or before December 31, 2026, of revenue of more than $37,353,000 accumulated over four consecutive fiscal quarters.

Tranche 3: 344,358.667 RSUs will vest upon the Corporation’s attainment, on or before December 31, 2026, of revenue of more than $39,220,000 accumulated over four consecutive fiscal quarters.

The determination of revenue for any fiscal period shall be made on the basis of the Corporation’s revenues on a consolidated basis for each such fiscal period if the Grantee remains in continuous employment with the Corporation (or any of its subsidiaries) through the date the Compensation Committee certifies the revenue for such fiscal period and authorizes the issuance of the underlying shares of Corporation common stock to the Grantee pursuant to his award agreement.

In the event of any corporate acquisitions or dispositions by the Corporation or any of its subsidiaries (whether by means of a merger or consolidation, by purchase or sale of stock or assets or by spinoff or any similar transaction) that occurs after the grant date (a “Corporate Transaction”), the Committee or the Board may, in its sole and absolute discretion, adjust the revenue objectives or exclude in whole or in part from any entity or business acquired by the Corporation in a Corporate Transaction or otherwise increase or decrease the number of shares of common stock issued upon settlement of the RSUs to reflect the impact that such Corporate Transaction may have on the Corporation’s revenue for any fiscal period or periods.

The RSUs shall have such other terms and conditions including as to Change of Control as shall be customary for awards to senior executives of the Corporation under the Plan

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